The Trustees and Shareholders
Keystone Precious Metals Holdings, Inc.

     We consent to the use of our report dated March 31, 1997 incorporated by reference herein and to the reference to our firm under the caption "Financial Highlights" in the prospectus.

                                   /s/ KPMG Peat Marwick LLP
                                       KPMG Peat Marwick LLP

Boston, Massachusetts
April 29, 1997